AMENDMENT NO. 5
TO
PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 26th day of
March, 2002, as amended (the "Participation Agreement"), by and among Principal Life
Insurance Company, MFS Variable Insurance Trust and Massachusetts Financial Services
Company (collectively, the "Parties"), the Parties do hereby agree to amend and restate Schedule
A of the Participation Agreement as attached hereto and incorporated herein by reference .

IN WITNESS WHEREOF, each of the Parties hereto has caused this 5th Amendment to the Participation Agreement to be executed effective as of May lst, 2009.

As of May 1st, 2009
SCHEDULE A
ACCOUNTS, POLICIES AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate
Account and Date	Policies Funded	Share Class	Portfolios
Established by	by Separate	(Initial or	Applicable to Policies
Board of Directors	Account	Service Class)

Principal Life Insurance Company	Principal Variable Universal Life	Service	New Discovery Serie s
Variable Life Separate Account	Accumulator II
Principal Variable Universal Life
Income

Principal Life Insurance Company	Executive Variable Universal Life	Service	Growth Series
Variable Life Separate Account	Benefit Variable Universal Life		Mid Cap Growth Series
New Discovery Series
Value Series
Global Equity Serie s
Research International Serie s

Principal Life Insurance Company	Executive Variable Universal Life II	Service	Growth Serie s
Variable Life Separate Account	(EVUL 13)		Global Equity Series
	Benefit Variable Universal Life II		New Discovery Series
	(BVUL II)		Research International Serie s
	Principal Variable Universal Life		Total Return Series
	Income II		Utilities Series
Value Series

Principal Life Insurance Company	Principal Investment Plus	Service	Value Series
Separate Account B	Variable Annuity		Utilities Series